Exhibit 99.1

News Release

Wabtec Reports Results For 2017 4Q and Full Year,Issues 2018 Financial Guidance

WILMERDING, PA, Feb. 20, 2018 – Wabtec Corporation (NYSE: WAB) today reported results for the 2017 fourth quarter and full year, and issued 2018 financial guidance.

2017 Summary

In the fourth quarter of 2017, Wabtec had sales of $1.08 billion and GAAP earnings per diluted share of 51 cents. Excluding certain items related to the integration of Faiveley Transport (see discussion and reconciliation table below), the company had adjusted earnings per diluted share of 90 cents.

For the full year of 2017, Wabtec had sales of $3.88 billion and GAAP earnings per diluted share of $2.72. Excluding certain items related to the integration of Faiveley Transport (see discussion and reconciliation table below), the company had adjusted earnings per diluted share of $3.43.

2018 Financial Guidance

In 2018, Wabtec expects sales to be about $4.1 billion and adjusted earnings per diluted share to be about $3.80 excluding expected restructuring and integration charges. The company’s operating margin target for the full year is about 13.5 percent, and its effective tax rate for the full year is expected to be about 23.5 percent. For the year, Wabtec expects cash flow from operations to exceed net income. The company expects adjusted earnings per diluted share in the first quarter of 2018 to be similar to its adjusted earnings per diluted share in the fourth quarter of 2017.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “After a year of transition in 2017, during which we made excellent progress on the Faiveley integration and continued to invest in our worldwide growth opportunities, we are confident the company is positioned for improved performance in 2018. We have a record backlog, we’re seeing improvements in the freight aftermarket, and our Wabtec Excellence Program provides the fuel to increase margins over time. We are committed to achieving our 2018 plan and excited about Wabtec’s long-term growth prospects.”

2017 Fourth Quarter Consolidated Results

•	Sales were $1.08 billion, a 42 percent increase compared to the year-ago quarter. The increase was driven by sales from acquisitions of $219 million, organic sales growth of $80 million and a benefit from changes in foreign currency exchange rates of $17 million.

•	Income from operations was $91 million including expenses of $24 million for contract adjustments to reflect higher-than-expected costs to complete certain contracts and $18 million for restructuring and integration actions. Excluding these expenses, the company’s operating margin was 12.4 percent, lower than expected mainly due to a negative product mix and higher project costs in the U.K.

•	Net interest expense was $18 million, and other income was $1.2 million mainly due to net, non-cash foreign currency exchange rate gains.

•	Income tax expense was $25 million for an effective tax rate of 33.5 percent. In the quarter, the company recorded the following impact from the U.S. tax reform bill that was enacted in December 2017: a $55 million expense for the repatriation tax, and a $47 million benefit from a reduction in deferred tax liabilities; this resulted in a net expense from U.S. tax reform in the fourth quarter of $8 million. Excluding the impact of U.S. tax reform, the company’s effective tax rate in the fourth quarter was 22.9 percent.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

•	Earnings per diluted share were 51 cents including the following: Expenses of 18 cents per diluted share for the contract adjustments, expenses of 13 cents per diluted share for the restructuring and integration actions, and expenses of 8 cents per diluted share for the impact of U.S. tax reform. Excluding these items, adjusted earnings per diluted share were 90 cents. (See reconciliation table below.)

2017 Fourth Quarter Segment Results

•	In the Transit segment, sales increased 70 percent and income from operations increased 41 percent compared to the year-ago fourth quarter. The sales increase was driven by sales from acquisitions of $192 million, organic sales growth of $88 million and a benefit from changes in foreign currency exchange rates of $13 million. Income from operations included expenses for contract adjustments and restructuring and integration of $35 million. Excluding these expenses, adjusted income from operations increased 191 percent and the segment’s adjusted operating margin was 9.5 percent.

•	In the Freight segment, sales increased 7 percent and income from operations increased 1 percent. The sales increase was driven by sales from acquisitions of $27 million and a benefit from changes in foreign currency exchange rates of $4 million, which more than offset an organic sales decrease of $9 million. Income from operations included expenses for contract adjustments and restructuring and integration of $6 million. Excluding these expenses, adjusted income from operations increased 11 percent and the segment’s adjusted operating margin was 20.5 percent.

2017 Fourth Quarter Cash From Operations, Backlog and Other Information

•	Cash from operations was $162 million for the fourth quarter, the highest quarter of the year, due in part to a reduction in working capital.

•	At Dec. 31, the company had cash of $233 million and debt of $1.87 billion.

•	During the quarter, the company’s total, multi-year backlog increased 2 percent compared to the third quarter, to a record $4.6 billion. The company’s 12-month backlog, a subset of the total, increased 3 percent compared to the third quarter, to a record $2.31 billion. New orders included train control contracts worth about $140 million to provide equipment, project management and aftermarket services for various customers.

•	In the fourth quarter, Wabtec acquired Melett, a manufacturer of turbochargers; AM General, a manufacturer of fire protection and extinguishing systems; and Axiom Rail Components, a supplier of bogies and adaptable suspension systems. Combined, the companies have annual sales of about $85 million.

2017 Full Year Consolidated Results

•	Sales were $3.88 billion, a 32 percent increase compared to 2016. The sales increase was driven by sales from acquisitions of $1.18 billion, which more than offset a decrease in organic sales of $227 million and a decrease of $5 million from changes in foreign currency exchange rates.

•	Income from operations was $422 million including expenses of $44 million for contract adjustments and $41 million for restructuring and integration actions. Excluding these expenses, the company’s operating margin was 13.1 percent.

•	Net interest expense was $69 million, and other expense was $1 million, mainly due to net, non-cash foreign currency exchange rate losses.

•	Income tax expense was $90 million for an effective tax rate of 25.5 percent. Excluding the impact of U.S. tax reform, the company’s effective tax rate was 23.3 percent.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

•	Earnings per diluted share were $2.72 including the following: Expenses of 32 cents per diluted share for the contract adjustments, expenses of 30 cents per diluted share for the restructuring and integration actions, and expenses of 9 cents per diluted share mainly for the impact of various tax items, including U.S. tax reform. Excluding these items, adjusted earnings per diluted share were $3.43. (See reconciliation table.)

2017 Full Year Segment Results

•	In the Transit segment, sales increased 79 percent and income from operations increased 10 percent compared to the prior year. The sales increase was driven by sales from acquisitions of $1.04 billion and organic sales growth of $68 million, which more than offset a decrease of $6 million from changes in foreign currency exchange rates. Income from operations included expenses for contract adjustments and restructuring and integration of $65 million. Excluding these expenses, adjusted income from operations increased 48 percent and the segment’s adjusted operating margin was 10.1 percent.

•	In the Freight segment, sales decreased 9 percent and income from operations decreased 23 percent. The sales decrease was driven by an organic sales decrease of $295 million, which more than offset sales from acquisitions of $148 million and a benefit from changes in foreign currency exchange rates of $1 million. Income from operations included expenses for contract adjustments and restructuring and integration of $15 million. Excluding these expenses, adjusted income from operations decreased 19 percent and the segment’s adjusted operating margin was 20 percent.

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future revenues and earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in the expected timing and profitability of projects; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section. An audio replay of the call will also be available by calling 412-317-0088 (passcode: 466#).

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2017	Fourth Quarter 2016	For the Year Ended 2017	For the Year Ended 2016
Net sales	$1,075,538	$759,982	$3,881,756	$2,931,188
Cost of sales	(807,098)	(540,793)	(2,816,443)	(2,006,949)

Gross profit	268,440	219,189	1,065,313	924,239
Gross profit as a % of Net Sales	25.0%	28.8%	27.4%	31.5%

Selling, general and administrative expenses	(144,145)	(130,687)	(511,898)	(371,805)
Engineering expenses	(23,655)	(19,104)	(95,166)	(71,375)
Amortization expense	(9,477)	(6,598)	(36,516)	(22,698)

Total operating expenses	(177,277)	(156,389)	(643,580)	(465,878)
Operating expenses as a % of Net Sales	16.5%	20.6%	16.6%	15.9%

Income from operations	91,163	62,800	421,733	458,361
Income from operations as a % of Net Sales	8.5%	8.3%	10.9%	15.6%

Interest expense, net	(17,679)	(26,664)	(68,704)	(42,561)
Other (expense) income, net	1,200	(3,076)	(966)	(2,963)

Income from operations before income taxes	74,684	33,060	352,063	412,837

Income tax expense	(24,997)	13,268	(89,773)	(99,433)

Effective tax rate	33.5%	-40.1%	25.5%	24.1%

Net Income	49,687	46,328	262,290	313,404
Less: Net (Gain) Loss attributable to noncontrolling interest	(739)	(8,517)	(29)	(8,517)

Net income attributable to Wabtec shareholders	$48,948	$37,811	$262,261	$304,887

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.51	$0.42	$2.74	$3.37

Diluted
Net income attributable to Wabtec shareholders	$0.51	$0.42	$2.72	$3.34

Weighted average shares outstanding
Basic	95,714	89,445	95,453	90,359

Diluted	96,368	90,228	96,125	91,141

Segment Information
Freight Net Sales	$363,629	$341,364	$1,396,588	$1,543,098
Freight Income from Operations	$68,275	$67,465	$264,603	$344,455
Freight Operating Margin	18.8%	19.8%	18.9%	22.3%

Transit Net Sales	$711,909	$418,618	$2,485,168	$1,388,090
Transit Income from Operations	$32,645	$23,125	$188,546	$171,446
Transit Operating Margin	4.6%	5.5%	7.6%	12.4%

Backlog Information (Note: 12-month is a sub-set of total)
	December 31, 2017	September 30, 2017
Freight Total	$549,188	$610,686
Transit Total	$4,050,460	$3,920,280

Wabtec Total	$4,599,648	$4,530,966

Freight 12-Month	$423,805	$419,659
Transit 12-Month	$1,891,079	$1,822,208

Wabtec 12-Month	$2,314,884	$2,241,867

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited
	December 31, 2017	December 31, 2016
In thousands
Cash and cash equivalents	$233,401	$398,484
Receivables, net	1,166,787	942,508
Inventories	742,634	658,510
Current assets - other	122,291	868,129

Total current assets	2,265,113	2,867,631
Property, plant and equipment, net	573,972	518,376
Goodwill	2,460,103	2,078,765
Other intangibles, net	1,204,432	1,053,860
Other long term assets	76,360	62,386

Total assets	$6,579,980	$6,581,018

Current liabilities	$1,573,330	$1,446,639
Long-term debt	1,823,303	1,762,967
Long-term liabilities - other	354,815	394,587

Total liabilities	3,751,448	3,604,193
Shareholders’ equity	2,808,868	2,205,977
Non-controlling interest	19,664	770,848

Total shareholders’ equity	$2,828,532	$2,976,825

Total Liabilities and Shareholders’ Equity	$6,579,980	$6,581,018

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited
	Twelve Months Ended December 31,
	2017	2016
In thousands
Net cash provided by operating activities	$188,811	$450,530
Net cash used in investing activities	(275,729)	(775,065)
Net cash (used in) provided by financing activities	(97,431)	522,971
Effect of changes in currency exchange rates	19,266	(26,143)

(Decrease) increase in cash	(165,083)	172,293
Cash, beginning of period	398,484	226,191

Cash, end of period	$233,401	$398,484

Set forth below is the calculation of the non-GAAP performance measures included in this press release. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Wabtec Corporation

Reconciliation of Reported Results to Adjusted Results

(in millions)	Fourth Quarter 2017
	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Net Income	Noncontrolling Interest	Wabtec Net Income	EPS
Reported Results	$268.4	$(177.3)	$91.2	$(16.5)	$(25.0)	$49.7	$(0.7)	$49.0	$0.51
Integration & Restructuring costs	6.0	11.7	17.7	—	(4.9)	12.8	—	12.8	$0.13
Contract Adjustments	24.1	—	24.1	—	(6.6)	17.5	—	17.5	$0.18
Q4 Non-recurring Tax Adjustments	—	—	—	—	7.9	7.9	—	7.9	$0.08

Adjusted Results	$298.5	$(165.6)	$133.0	$(16.5)	$(28.6)	$87.9	$(0.7)	$87.2	$0.90

Fully Diluted Shares Outstanding									96.4

Wabtec Corporation

Reconciliation of Reported Results to Adjusted Results

(in millions)	Year-to-Date 2017
	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Net Income	Noncontrolling Interest	Wabtec Net Income	EPS
Reported Results	$1,065.3	$(643.6)	$421.7	$(69.7)	$(89.8)	$262.3	$—	$262.3	$2.72
Integration & Restructuring costs	11.8	29.7	41.5	(2.2)	(10.6)	28.6	—	28.6	$0.30
Tax on Opening Balance Sheet Adjustments	—	—	—	—	3.0	3.0	—	3.0	$0.03
Contract Adjustments	44.5	—	44.5	—	(13.7)	30.8	—	30.8	$0.32
Q4 Non-recurring Tax Adjustments	—	—	—	—	7.9	7.9	—	7.9	$0.08
Noncontrolling Interest Adjustment	—	—	—	—			(1.9)	(1.9)	$(0.02)

Adjusted Results	$1,121.6	$(613.9)	$507.7	$(71.9)	$(103.3)	$332.5	$(1.9)	$330.6	$3.43

Fully Diluted Shares Outstanding									96.1